Exhibit 10.5

LETTER AGREEMENT

This letter agreement (this “Agreement”), dated as of June 27, 2024, is delivered in connection with the offering through one or more private placements (each, as may be supplemented from time to time, a “Private Placement” and collectively, the “Private Placements”) of beneficial interests (“Interests”) in specific Delaware statutory trusts (each a “DST” and collectively, the “DSTs”) sponsored by Inland Private Capital Corporation, a Delaware corporation (“IPC”). The Interests are subject to purchase option of IPC Alternative Real Estate Operating Partnership, LP (the “Operating Partnership” and, together with IPC Alternative Real Estate Income Trust, Inc. (the “Company”), the “Company Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Placement Agent Agreement (defined below).

Recitals

A.
Each DST will enter into a Placement Agent Agreement (the “Placement Agent Agreement”), with Inland Securities Corporation (the “Placement Agent”), which the Company and the Operating Partnership will join for limited purposes as set forth therein, whereby the Placement Agent will serve as the placement agent in connection with the offer and sale of Interests in the Private Placements, and may retain broker-dealers to act as its agents in connection with each such Private Placement.
B.
When purchasing Interests in the Private Placements, investors will be required to agree to grant the Operating Partnership an option to subsequently acquire their Interests in exchange for units of limited partnership interest in the Operating Partnership (“OP Units”) or cash, at the election of the Operating Partnership, pursuant to an Option Agreement (the “Purchase Option”).
C.
The Company, the Operating Partnership and IPC wish to set forth certain responsibilities of the parties in connection with each such Private Placement.

NOW THEREFORE, the Company, the Operating Partnership and IPC hereby agree as follows:

1.
Indemnification.
(a)
Subject to any applicable limitations in the Company’s charter and the limitations set forth below, the Company and the Operating Partnership shall indemnify and hold harmless IPC, its officers and directors, and each person, if any, who controls IPC within the meaning of the Securities Act (individually, an “IPC Indemnified Party” and collectively, the “IPC Indemnified Parties”), against any and all loss, liability, claim, damage and expense whatsoever (“Loss”) caused by or based on:
(i)
any untrue statement or alleged untrue statement of a material fact relating to the Company or the Operating Partnership which was furnished or approved by a Company Party specifically for inclusion in, and actually contained in the Offering Materials but specifically excluding any tax consequences related to the OP Units (collectively, the “Company Information”)
(ii)
the omission or alleged omission therefrom of a material fact regarding a Company Party required to be stated in the Company Information (excluding any tax consequences related to the OP Units) or necessary to make the statements in the Company Information, in light of the circumstances under which they were made, not misleading.

(b)
Subject to the limitations below, IPC shall indemnify and hold harmless the Company, the Operating Partnership, IPC Alternative Real Estate Advisor, LLC and their respective officers, directors, members, partners, agents, employees and each person, if any, who controls the Company, the Operating Partnership or the Advisor within the meaning of the Securities Act (individually, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”), from and against any and all Loss related to the DSTs, the Interests, the Private Placements and the Purchase Option not arising from those items set forth in 1(a) above, including but not limited to:
(i)
any untrue statement or alleged untrue statement or omission or alleged omission of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading contained or summarized in the Offering Materials relating to (A) IPC and its affiliates, subsidiaries and principals, (B) the Company Parties (to the extent not included in Company Information), (C) any DST, (D) any property to be acquired directly or indirectly by any DST, (E) any Material Agreement, (F) any Property Information or (G) the federal income tax consequences described in the Offering Material.
(ii)
the failure of any offering of Interests to fail to qualify for exemption from registration pursuant to Rule 506(b) of Regulation D promulgated under the Securities and Exchange Act of 1934, as amended.
(iii)
the failure of any DST to fail to comply with applicable blue sky reporting and filing requirements related to the sale of Interests.
(iv)
the failure of any DST to be treated as an investment trust for federal income tax purposes resulting from the DST Program Structure.
(v)
the failure of the Interests to fail to qualify as replacement property for purposes of Internal Revenue Code Section 1031 for any reason related to the DST Program Structure.
(vi)
all claims related to or resulting from the exercise of the Purchase Option by the Company Parties.
(vii)
the material breach by IPC (through no failure by a Company Party or the Company Indemnified Parties) of any term, condition, representation, warranty or covenant of IPC or a DST set forth in any Placement Agent Agreement or any Material Agreement.
(c)
In no case shall any indemnifying party be liable under Section 1(a) or 1(b) hereof with respect to any Loss suffered by a person seeking to be an indemnified party unless the indemnifying party shall have been notified in writing by the party seeking indemnity (in the manner provided in Section 6 hereof) within a reasonable time after the assertion thereof; provided that the failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability unless the failure to notify materially prejudices the indemnifying party’s defense of the claim. The indemnifying party shall be entitled to participate, at the indemnifying party’s own expense, in the defense of, or if the indemnifying party so elects within a reasonable time after receipt of such notice, to assume with counsel chosen by the indemnifying party and reasonably acceptable to the person seeking to be an indemnified party the defense of, any claim or suit for which the person seeking to be an indemnified party seeks indemnification hereunder.

If the indemnifying party elects to assume the defense of any such suit and retains counsel, the indemnifying party shall not be liable under this Section 1 for any legal or other expenses subsequently incurred by the party seeking indemnity, and the party seeking indemnity shall bear the fees and expenses of any additional counsel unless:

(i)
the employment of counsel has been authorized by the indemnifying party;
(ii)
the indemnifying party shall not in fact have employed counsel to assume the defense of the action in which event, fees and expenses shall be borne by the indemnifying party; or
(iii)
the indemnified party reasonably believes that it has defenses different from, or additional to, those available to the indemnifying party.

Notwithstanding the foregoing provisions of this Section 1, the indemnifying party will not be liable in any such case if it is determined that the party seeking indemnity was at fault in connection with the loss, liability, claim, damage or expense. The indemnifying parties’ obligations hereunder shall be in addition to any other obligations such parties may have under applicable law.

2.
Contribution. If it is determined by a court of competent jurisdiction that any Loss is the result of all Indemnitors, then relative fault shall be determined in the case of a Loss arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company Indemnified Parties, on the one hand and IPC Indemnified Parties, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. No Indemnitor shall permit any settlement or compromise to include, or consent to the entry of any judgment that includes, a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the IPC Indemnified Parties or the Company Indemnified Parties without such person’s prior written consent.
3.
Definitions. In addition to the terms defined herein, the following definitions are incorporated into this Agreement.
(a)
“DST Program Structure” shall mean the federal income tax structure related to the DSTs, including without limitation, the existence of the purchase option granted to the Operating Partnership, the existence of a single or multiple classes of Interests issued by a DST, the requirement that any lease (including a master lease) of the Properties must be considered a “true lease” for federal income tax purposes, the compliance of the DSTs with Revenue Ruling 2004-86 and the applicable tax guidance and case law related to investment trusts, the terms and conditions of any financing documents entered into by a DST or any other relevant factor that may be considered by the Internal Revenue Service in determining investment trust status.

(b)
“Indemnitor” shall mean, the Company and the Operating Partnership with respect to the obligations set forth in Section 1(a) and IPC with respect to the obligations set forth in Section 1(b).
(c)
“Material Agreement” shall mean any material agreement related to a DST or a Property, including, without limitation, the trust agreement and any amended and restated trust agreement of a DST, any master lease or amended and restated master lease entered into by a DST, any material lease agreement related to a Property, the Option Agreement, the purchase agreement and purchase documents for Interests, the form of any limited liability company agreement intended to be used as the operating agreement for any limited liability company formed in connection with a transfer distribution from the DST, the terms of any financing or loan agreements entered into by a DST and any other material agreement that is required to be disclosed in order for investors to make an informed investment decision regarding the purchase of Interests.
(d)
“Offering Materials” shall mean any Private Placement Memorandum, (2) any Program Summary, (3) any Pricing Supplement, (4) any other communication provided by or on behalf of IPC or any DST to any offeree of Interests including, without limitation, marketing brochures or other summaries.
(e)
“Pricing Supplement” shall mean the Pricing Supplement provided by each DST to prospective investors that describes the financial information related to the purchase of Interests.
(f)
“Private Placement Memorandum” shall mean any confidential private placement memorandum by any DST for the sale of Interests, including all exhibits, amendments and supplements thereto.
(g)
“Program Summary” shall mean the Program Summary provided by IPC to prospective investors in Interests that describes, in general, the terms of the DSTs and the Interests.
(h)
“Property” shall mean any real property and related personal and intangible property acquired by a DST.
(i)
“Property Information” shall mean all material information regarding a Property including, without limitation, the terms of the purchase agreement for such Property, appraisals, property condition reports, environmental reports, zoning reports, title commitments and the related exception document, surveys, seismic reports, mold and mildew reports, leases and rent rolls and any other information related to the condition of a Property.
4.
Amendment. This Agreement may not be amended or modified except in writing signed by the Company Parties and IPC.
5.
Survival. The indemnification provisions contained in Section 1 hereof shall survive any termination of any Placement Agent Agreement for a particular Private Placement.
6.
Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by commercial messenger, (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery and (iii) when transmitted, if sent by facsimile copy or electronic mail, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Company Parties, to:	IPC Alternative Real Estate Income Trust, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Attention: Keith Lampi Telephone: (630) 218-8000 Facsimile: (630) 586-6131 E-mail: lampi@inlandprivatecapital.com
with copies to:	DLA Piper LLP (US) 4141 Parklake Avenue Suite 300 Raleigh, NC 27612 Attention: Christopher Stambaugh Email: Christopher.stambaugh@dlapiper.com
If to IPC, to:	Inland Private Capital Corporation 2901 Butterfield Road Oak Brook, IL 60523 Attention: Joseph E. Binder Telephone: (630) 218-8000 Facsimile: (630) 586-6131 E-mail: binder@inlandprivatecapital.com
with copies to:	The Inland Real Estate Group, LLC 2901 Butterfield Road Oak Brook, IL 60523 Attention: Law Department Telephone: (630) 218-8000
7.
Assignment. This Agreement is not assignable or transferable without the prior written consent of the other parties.
8.
Parties. This Agreement shall inure to the benefit of the Company Indemnified Parties and the IPC Indemnified Parties to the extent set forth in Section 1 hereof. Other than as provided in this Section 6, this Agreement and the conditions and provisions hereof are intended to be and shall be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and for the benefit of no other person, firm or corporation.
9.
Applicable Law. This Agreement and any disputes relative to the interpretation or enforcement hereto shall be governed by and construed under the internal laws, as opposed to the conflicts of law provisions, of the State of Illinois.
10.
Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return it to us, whereupon this instrument will become a binding agreement between IPC, the Company and the Operating Partnership in accordance with its terms.

IPC Alternative Real Estate Income Trust, Inc.

By:	/s/ Keith D. Lampi
Name:	Keith D. Lampi
Title:	Chief Executive Officer

IPC Alternative Real Estate Operating Partnership, LP

By: IPC Alternative Real Estate Income Trust, Inc., as general partner
By:	/s/ Keith D. Lampi
Name:	Keith D. Lampi
Title:	Chief Executive Officer

Accepted as of the date

first above written:

Inland Private Capital Corporation

By:	/s/ Joseph E. Binder
Name:	Joseph E. Binder
Title:	Executive Vice President